EXHIBIT 2.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                                   FOHP, INC.

         FOHP, Inc. (the "Corporation"), a corporation organized under the laws of the State of New Jersey on May 24, 1994, has, since its formation, amended its Certificate of Incorporation by an Amended and Restated Certificate of Incorporation filed on June 8, 1995 and an Amended and Restated Certificate of Incorporation filed on December 7, 1995.

     Pursuant to N.J. Stat. Ann. 14A:9-5, the Corporation hereby (i) restates its Certificate of Incorporation, to embody in one document its original certificate and the subsequent amendments thereto, and (ii) further amends its Certificate of Incorporation as set forth herein.

     The Corporation hereby certifies the following which (i) sets forth in full its Certificate of Incorporation, as of this date, and (ii) supercedes and replaces its original Certificate of Incorporation and all amendments filed prior to the date hereof:

                                    ARTICLE I
                                 CORPORATE NAME

         The name of the Corporation is FOHP, Inc.

                                   ARTICLE II
                             PURPOSE OF CORPORATION

         The purpose of the Corporation is to engage in any activity within the purposes for which corporations may be organized under the New Jersey Business Corporation Act.

                                   ARTICLE III
                                  CAPITAL STOCK

         A. Authorized Capital Stock. The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred ten million (110,000,000) shares. Of these shares, one hundred million (100,000,000) shares are classified as Common Stock, par value $.01 per share ("Common Stock"), and ten million (10,000,000) shares are classified as Preferred Stock, par value $1.00 per share ("Preferred Stock").


         B. Preferred Stock. The Board of Directors of the Corporation is hereby authorized to issue, from time to time, shares of Preferred Stock in series and to fix the number of shares in each series; the designations, powers, preferences and


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relative, participating, optional or other special rights thereof and the qualifications, limitations, or restrictions thereon; including, subject to any limitation hereinafter set forth but otherwise without limitation, any of the following: (1) provisions relating to voting rights of each share in such series, including multiple or fractional votes per share; (2) provisions relating to the call or redemption thereof, including, without limitation, the times and prices for such calls or redemptions and provisions relating to sinking funds therefor and the retirement thereof, if any; (3) provisions relating to the right to receive dividends, including, without limitation, the rate of such dividends, whether such dividends shall be cumulative or non-cumulative and, if cumulative, the conditions on which such dividends shall be accrued and paid, and any preferential rights thereto or rights in relation to dividends payable on any other classes or series of stock of the Corporation;
(4) the rights thereof upon the dissolution of, or upon any distribution of the assets of, the Corporation; and (5) except as otherwise explicitly prohibited by this Certificate of Incorporation, provisions relating to the conversion thereof into, or the exchange thereof for, shares of any class or any other series of the same class of stock of the Corporation or exchange for any other security of the Corporation or any other company.

         C. Preemptive Rights. A holder of any share of Common Stock of the Corporation shall have preemptive rights to subscribe for or purchase any capital stock proposed to be issued by the Corporation, other than the shares of the Corporation's capital stock (referred to herein as "FHS Conversion Shares") issuable upon the exercise of any option or the conversion of any convertible debenture granted or issued by the Corporation to Foundation Health Systems, Inc. ("FHS"). Any holder of shares of the Corporation's capital stock issued upon the exercise of any option or conversion of any convertible debenture by FHS shall have the preemptive rights afforded by this Paragraph C. Prior to any proposed issuance of capital stock by the Corporation (other than an issuance of FHS Conversion Shares), the Corporation shall provide to each holder of Common Stock written notice ("Notice of Issuance of Shares") of the opportunity to subscribe for or purchase the shares of capital stock being issued on a pro rata basis in relation to their then current ownership, on a fully-diluted basis, of Common Stock of the Corporation (assuming, among other things, the exercise of all the then outstanding options and warrants exercisable for Common Stock and the conversion of all other securities convertible into Common Stock). Within the time period provided in the Notice of Issuance of Shares and/or offering materials furnished therewith, a shareholder may exercise his, her or its preemptive rights to purchase all or part of the shares of capital stock being offered by the Corporation to him, her or it by delivering to the Corporation a notice of such shareholder's intent to exercise his, her or its preemptive rights to purchase the shares of


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

capital stock being offered ("Notice of Exercise"). The Corporation shall issue the appropriate number of shares of capital stock to each shareholder who provides timely Notice of Exercise and pays the consideration necessary to purchase the shares. FHS shall have the right to purchase any shares of capital stock proposed to be issued by the Corporation which have not been subscribed for or purchased by the other holders of Common Stock.

         D.       Restrictions on Issuance.

                  1. Unless the affirmative vote of not less than seventy-five (75%) percent of the issued and outstanding shares of Common Stock is received, no share of capital stock, regardless of class, shall be permitted to be issued by the Corporation or subscribed for, except to:

                           (a) a hospital or acute care institution which has entered into a provider agreement with an Operating Subsidiary (as defined below) and which is duly licensed by the appropriate authorities in the state where it is located (referred to herein as an "Acute Care Institution"), or to an affiliate of an Acute Care Institution which (i) solely controls, (ii) is solely controlled by, or (iii) is under common control with the Acute Care Institution (referred to herein as an "Eligible Affiliate") (Acute Care Institutions and Eligible Affiliates which own shares of Common Stock are sometimes collectively referred to herein as "Institutional Shareholders" and individually referred to herein as an "Institutional Shareholder");

                           (b) (i) a member of the medical staff of an Acute Care Institution, or (ii) a physician designated by an Acute Care Institution, who is licensed to practice medicine by the appropriate state authorities and who has entered into a provider agreement with an Operating Subsidiary (referred to herein as a "Practitioner") (Practitioners who own shares of Common Stock are sometimes collectively referred to herein as "Practitioner Shareholders" and individually referred to herein as a "Practitioner Shareholder");

                           (c) a dentist who is licensed to practice dentistry by the appropriate state authorities and who has entered into a provider agreement with an Operating Subsidiary (referred to herein as a "Dentist") (Dentists who own shares of Common

                           Stock are sometimes collectively referred to herein as "Dentist Shareholders" and individually referred to herein as a "Dentist Shareholder");

                           (d) a health care provider or professional, licensed, certificated or authorized to operate or practice in a state where an Operating Subsidiary has been formed, other than a Practitioner, Acute Care Institution, Dentist or Organizational Provider (as defined below), provided, such provider or professional has entered into a provider agreement with an Operating Subsidiary (referred to herein as an "Other Provider") (Other Providers who own shares of Common Stock are sometimes collectively referred to herein as "Other Shareholders" and individually referred to herein as an "Other Shareholder");

                           (e) an Individual Practice Association ("IPA") or Physician Hospital Organization ("PHO") which has entered into a provider agreement with an Operating Subsidiary (referred to herein as an "Organizational Provider"), provided that no shares of Common Stock shall be offered or sold to an IPA or PHO unless (i) any such offer or sale is in full compliance with applicable federal and state securities laws, (ii) the IPA or PHO purchasing shares of Common Stock is in full compliance with any federal or state securities laws applicable to such organization, and
                           (iii) the purchasing IPA or PHO agrees to indemnify the Corporation and any of its subsidiaries or affiliates, and the officers, directors, employees and agents of the Corporation or any of its subsidiaries or affiliates, from any and all damages suffered and expenses incurred by any such person or entity as a result of the purchasing IPA or PHO failing to comply or remain in compliance with any applicable federal or state securities laws (Organizational Providers which own shares of Common Stock are sometimes collectively referred to herein as "Organizational Shareholders" and individually referred to herein as an "Organizational Shareholder"); or

                           (f)      FHS, or any successor of FHS.

                  2. The provisions set forth in Article III, Paragraph D.1. may only be amended or modified upon the affirmative vote of not less than seventy-five (75%) percent of the issued and outstanding shares of Common Stock of the Corporation in addition to any other vote required herein or by law.

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

                  3. The term "Operating Subsidiary" shall mean any of First Option Health Plan of New Jersey, Inc. ("FOHP-NJ"), a New Jersey corporation which operates as a health maintenance organization in New Jersey, First Option Health Plan of New York, Inc. ("FOHP-NY"), a corporation formed in New York to operate as a health maintenance organization in that state, First Option Health Plan of Pennsylvania, Inc. ("FOHP-PA"), a corporation formed in Pennsylvania to operate as a health maintenance organization in that state, First Option Health Plan of Delaware, Inc. ("FOHP-DE"), a corporation formed in Delaware to operate as a health maintenance organization in that state, First Option Health Plan of Maryland, Inc. ("FOHP-MD"), a corporation formed in Maryland to operate as a health maintenance organization in that state, and any other subsidiary of the Corporation formed to operate as a health maintenance organization whether or not currently existing. FOHP-NJ, FOHP-NY, FOHP-PA, FOHP-DE, FOHP-MD and any other subsidiary of the Corporation formed to operate as a health maintenance organization are sometimes collectively referred to herein as "Operating Subsidiaries." In addition, Acute Care Institutions, Practitioners, Dentists, Other Providers and Organizational Providers are sometimes collectively referred to herein as "Providers" and individually referred to herein as a "Provider." Further, Institutional Shareholders, Practitioner Shareholders, Dentist Shareholders, Other Shareholders and Organizational Shareholders are sometimes collectively referred to herein as "Provider Shareholders" and individually referred to herein as a "Provider Shareholder."

         E.       Restrictions on Transfer.

                  1. Shares of Common Stock of the Corporation shall not be sold, pledged, hypothecated or otherwise transferred by a Provider Shareholder or FHS, except that shares of Common Stock may be sold or transferred:

                           (a)      by a Provider Shareholder to:

                                    (i) any Provider regardless of whether such person or entity owns shares of Common Stock at the time of the transfer or sale,

                                    (ii) FHS, provided that FHS is not
                                    prohibited from purchasing any such shares pursuant to a contractual agreement with the Corporation, or

                                    (iii) the Corporation;

                           (b)      by FHS to:

                                    (i) any Provider regardless of whether such person or entity owns shares of Common Stock at the time of transfer or sale,

                                    (ii) any subsidiary of FHS, successor of FHS or subsidiary of a successor of FHS,

                                    (iii) the Corporation, or

                                    (iv) any other person approved by a majority of the directors on the Board who were not designated by FHS; and

                           (c) by any holder thereof in connection with any
                            Business Combination (as defined in Article IV hereof).

                  2. Subsequent to the earlier of the conclusion of any Exchange Offer (as defined in Subparagraph 5. below) or the conversion into Common Stock of any portion of the convertible debentures issued to FHS by the Corporation, FHS shall hold a right of first refusal to purchase any and all shares of Common Stock, or any other class of capital stock proposed to be sold by a selling shareholder to any party which has offered to purchase such shares, for the price to be paid by a bona fide proposed purchaser of the shares offered. Any selling shareholder shall cause any offer from a bona fide proposed purchaser to be reduced to writing and shall deliver notice to FHS and the Corporation of such written offer ("Notice of Offer"). The Notice of Offer shall contain a copy of the written offer from the bona fide proposed purchaser and an offer to sell the shares being offered by the selling shareholder to FHS under the same terms and same price per share specified in the written offer from the bona fide proposed purchaser to the selling shareholder. FHS shall have thirty (30) calendar days to respond to the Notice of Offer ("Response to Notice"), and shall indicate in such Response to Notice whether or not FHS intends to purchase all, but not less than all, the shares offered under the Notice of Offer. If FHS does not provide a Response to Notice to purchase all the shares being offered by the selling shareholder within thirty (30) calendar days, the Corporation shall have fifteen (15) calendar days from the date of expiration of FHS's right to purchase all of the shares being offered by the selling shareholder under the same terms and same price per share specified in the written offer by the bona fide proposed purchaser to the selling shareholder. If the Corporation does not purchase all the shares being offered by the selling shareholder within fifteen
                  (15) calendar days after the expiration of FHS's right of first refusal under this Subparagraph 2., the selling shareholder may sell such number of shares as was offered in the Notice of Offer to such bona fide proposed purchaser.

                  3. For purposes of this Paragraph D., "Notice of Offer" and "Response to Notice" means a written notice sent by overnight courier service or certified mail, return receipt requested.

                  4. Notwithstanding anything to the contrary in this Article III, Paragraph D., captioned "Restrictions on Transfer:"

                           (a) In the event that a Practitioner Shareholder relocates his or her practice outside the geographic service area covered by the Operating Subsidiaries or ceases to practice medicine for whatever reason including retirement or death, the Practitioner Shareholder or his or her personal representative or beneficiary shall be permitted to offer for sale the shares of Common Stock held by the Practitioner Shareholder to a Provider, subject to FHS's right of first refusal provided herein, or directly to FHS after the earlier of the conclusion of any Exchange Offer or the conversion into Common Stock of any portion of the convertible debentures issued to FHS by the Corporation. If any shares are not sold within forty-five (45) days from the date the Practitioner Shareholder relocates or ceases to practice, as reasonably determined by the Corporation, the Corporation may, but is not required to, purchase such shares at a purchase price per share equal to the greater of Book Value or Alternate Value (as such terms are defined in Section 5 below). Such purchase price shall be payable in cash within ninety (90) days following the date the Practitioner Shareholder relocates or ceases to practice, or, in the discretion of the Corporation, over a period of two
                           (2) years in equal annual installments commencing one
                           (1) year from the date of purchase with interest at a rate of seven (7%) percent per annum, accrued and payable annually.

                           (b) In the event that a Dentist Shareholder relocates his or her practice outside the geographic service area covered by the Operating

                           Subsidiaries or ceases to practice dentistry for whatever reason including retirement or death, the Dentist Shareholder or his or her personal representative or beneficiary shall be permitted to offer the shares of Common Stock held by the Dentist Shareholder for sale to a Provider, subject to FHS's right of first refusal provided herein, or directly to FHS after the earlier of the conclusion of any Exchange Offer or the conversion into Common Stock of any portion of the convertible debentures issued to FHS by the Corporation. If any shares are not sold within forty-five (45) days from the date the Dentist Shareholder relocates or ceases to practice, as reasonably determined by the Corporation, the Corporation may, but is not required to, purchase such shares at a purchase price per share equal to the greater of Book Value or Alternate Value. Such purchase price shall be payable in cash within ninety
                           (90) days following the date the Dentist Shareholder relocates or ceases to practice, or, in the discretion of the Corporation, over a period of two
                           (2) years in equal annual installments commencing one
                           (1) year from the date of purchase with interest at a rate of seven (7%) percent per annum, accrued and payable annually.

                           (c) The Corporation may, but is not required to, purchase the shares of Common Stock held, either directly or through an Eligible Affiliate, by an Acute Care Institution, if (i) the Acute Care Institution's provider agreement with an Operating Subsidiary terminates for any reason, (ii) the Acute Care Institution does not meet the membership enrollment requirements provided in any agreement between the Operating Subsidiary and the Acute Care Institution, (iii) the Acute Care Institution's license pursuant to applicable state health care laws is suspended or revoked or curtailed, (iv) the Acute Care Institution's accreditation as a hospital is suspended or revoked or curtailed, or (v) the Acute Care Institution is dissolved (whether voluntarily or involuntarily), liquidated or becomes insolvent. The Corporation may purchase such shares at a purchase price per share equal to the lesser of Book Value or Alternate Value for purposes of Subparagraph 5.(c)(i) hereof, provided, however, that if the Alternate Value is zero the purchase price per share to be paid by the Corporation shall be fifty (50%) percent of Book Value, and the lesser of Book Value or the purchase price paid for such shares for the purposes of Subparagraphs 5.(c)(ii), (iii), (iv) and (v) hereof. Such purchase price shall be payable in cash within ninety (90) days following the date of the event allowing for such repurchase, or in the discretion of the Corporation, over a period of three (3) years in equal annual installments commencing one (1) year from the date of purchase with interest at a rate of seven (7%) percent per annum, accrued and payable annually.

                           (d) The shares of Common Stock held by any Practitioner Shareholder, Dentist Shareholder or Other Shareholder whose provider agreement with the Corporation terminates for any reason may be purchased by the Corporation. The Corporation may purchase such shares at a purchase price per share equal to the lesser of Book Value or Alternate Value; provided, however, that if the Alternate Value is zero the purchase price per share to be paid by the Corporation shall be fifty (50%) percent of Book Value. Such purchase price shall be payable in cash within ninety (90) days following the date the provider agreement terminated, or in the discretion of the Corporation, over a period of three (3) years in equal annual installments commencing one (1) year from the date of purchase with interest at a rate of seven (7%) percent per annum, accrued and payable annually.

                           (e) The Corporation may, but is not required to, purchase the shares of Common Stock held by an Organizational Shareholder if (i) the Organizational Shareholder's provider agreement with an Operating Subsidiary terminates for any reason, (ii) the Organizational Shareholder breaches or fails to comply with any federal or state securities law applicable to the Organizational Shareholder, or
                           (iii) the Organizational Shareholder is dissolved (whether voluntarily or involuntarily), liquidated or becomes insolvent. The Corporation may purchase such shares at a purchase price per share equal to the lesser of Book Value or Alternate Value for purposes of Subparagraph 5.(e)(i) hereof, provided, however, that if the Alternate Value is zero the purchase price per share to be paid by the Corporation shall be fifty (50%) percent of Book Value, and the lesser of Book Value or the purchase price paid for such shares for the purposes of Subparagraphs 5.(e)(ii) and (iii) hereof. Such purchase price shall be payable in cash within ninety (90) days following the date of the event allowing for such repurchase, or in the discretion of the Corporation, over a period of three
                           (3) years in equal annual installments commencing one
                           (1) year from the date of purchase with interest at the rate of seven (7%) percent per annum, accrued and payable annually.

                           (f) In the event of (i) a merger involving an Acute Care Institution or Organizational Shareholder (except if the merger is between Acute Care Institutions or Organizational Shareholders which are both providers to the Corporation) or (ii) the sale of a majority of the stock or assets of, or a change of majority control of, or change in the majority of membership in an Acute Care Institution or Organizational Shareholder, the Corporation may, but it is not required to, purchase the shares of Common Stock held by such Organizational Shareholder or Acute Care Institution or its Eligible Affiliate for an amount equal to the lesser of Book Value or Alternate Value. Any election by the Corporation to repurchase shares from an Organizational Shareholder or Acute Care Institution or its Eligible Affiliate in accordance with this provision must be made within ninety (90) days following the receipt by the Corporation of written notice of the event allowing for such repurchase. In addition, the purchase price shall be payable in cash within ninety (90) days following the date of the event allowing for such repurchase, or in the discretion of the Corporation, over a period of three (3) years in equal annual installments commencing one (1) year from the date of purchase with interest at the rate of seven (7%) percent per annum, accrued and payable annually. In the event the Corporation elects not to purchase the shares of Common Stock held by an Acute Care Institution, either directly or through an Eligible Affiliate, or an Organizational Shareholder, the affected Organizational Shareholder or Acute Care Institution, or successor thereto, shall be permitted to retain the shares of Common Stock held by it and remain a provider to the Operating Subsidiary with which it is or its predecessor was affiliated; provided, however, if any successor to an Organizational Shareholder or Acute Care Institution chooses to remain a provider to an Operating Subsidiary, it must agree to be subject to the terms and conditions of the provider agreement entered into by its predecessor and the Operating Subsidiary with which its predecessor was affiliated.

                           (g) The transfer by an Acute Care Institution of shares of Common Stock to an Eligible Affiliate or the transfer by an Eligible Affiliate of shares of Common Stock to the Acute Care Institution with which it is affiliated, or to another Eligible Affiliate of such Acute Care Institution, shall not trigger any of the repurchase provisions set forth above, shall not be subject to FHS's right of first refusal, nor shall be prohibited by this Certificate of Incorporation.

                  5. As used in this Certificate of Incorporation, (a) "Book Value" shall mean the shareholder equity reflected on the Corporation's balance sheet, excluding any convertible debentures issued to FHS, prepared in accordance with generally accepted accounting principles for the most recently completed fiscal year as audited by the Corporation's independent accountants divided by the number of outstanding shares of Common Stock determined on a fully diluted basis;
                  (b) "Alternate Value" shall mean six (6) times the average net income per share before taxes determined in accordance with generally accepted accounting principles on a fully diluted basis ("Average Net Income") for the prior three (3) completed fiscal years of the Corporation (or such lesser number of completed fiscal years if the Corporation has not yet completed three fiscal years) with 1995 considered a fiscal year for the purposes of this calculation (Average Net Income shall be determined excluding the effects of any extraordinary items or change in accounting principles as those terms are defined in generally accepted accounting principles); and (c) "Exchange Offer" shall mean an offer initiated by FHS whereby all the Provider Shareholders of the Corporation may, but will not be obligated to, tender their shares of Common Stock for cash or FHS stock.

                  6. The sale of any shares of Common Stock by a shareholder to the Corporation pursuant to Subparagraph 4. above shall not be subject to FHS's right of first refusal.


                                   ARTICLE IV
                              BUSINESS COMBINATIONS

         In addition to any affirmative vote required by law, the approval of a Business Combination requires (A) the affirmative vote, at a duly called meeting where a quorum is present, of not less than sixty-six and two-thirds (66-2/3%) percent of the votes cast by the holders of shares of the Corporation's capital stock entitled to be voted in respect of the proposed Business Combination, with all such holders voting together without regard to class, or (B) the consent of the holders of shares of the Corporation's capital stock representing at least sixty-six and two-thirds (66-2/3%) percent of all the votes which could be cast on the proposed Business Combination by the holders of the Corporation's capital stock. The number of votes which each share of the Corporation's capital stock shall be entitled to cast shall be determined by this Certificate of Incorporation, or, if not determined herein, as determined in the Corporation's By-laws.

         The term "Business Combination" shall mean (1) any merger or consolidation of the Corporation with or into any other corporation except any merger or consolidation not requiring prior shareholder approval under the New Jersey Business Corporation Act; (2) any merger of any other corporation with or into the Corporation except any merger not requiring prior shareholder approval under the New Jersey Business Corporation Act; (3) the sale, lease, exchange, or other disposition of all, or substantially all, of the assets of the Corporation if not in the usual and regular course of business as conducted by the Corporation; (4) the acquisition, in exchange for shares, obligations or other securities of the Corporation, of some or all of the outstanding shares of another corporation, or of some or all of the assets of a corporation, a business trust, a business proprietorship or a business partnership if such acquisition requires prior shareholder approval under the New Jersey Business Corporation Act; (5) the adoption of any plan or proposal for liquidation or dissolution of the Corporation; and (6) the adoption of any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (1) through (5).

         A majority of the members of the Board of Directors shall have the power and duty to determine for purposes of this Article IV, on the basis of information known to them after reasonable inquiry, all questions arising under this Article IV, including, without limitation, whether the assets that are the subject of any Business Combination constitute substantially all of the assets of the Corporation or whether any sale, lease, exchange or other disposition of the assets of the Corporation is in the usual and regular course of business as conducted by the Corporation. Any such determination made in good faith shall be binding and conclusive on all shareholders.

         A provision inconsistent with this Article IV of the Certificate of Incorporation of the Corporation may be adopted only upon (A) the affirmative vote, at a duly called meeting where a quorum is present, of not less than sixty-six and two thirds (66-2/3%) percent of the votes cast by the holders of shares of the Corporation's capital stock entitled to be voted in respect of a proposed Business Combination, with all such holders voting together without regard to class, or (B) the consent of the holders of the shares of the Corporation's capital stock representing sixty-six and two-thirds (66-2/3%) percent of all the votes which could be cast on the proposed Business Combination by the holders of the Corporation's capital stock. The number of votes which each share of the Corporation's capital stock shall be entitled to cast shall be determined by this Certificate of Incorporation, or, if not determined herein, as determined in the Corporation's By-laws.


                                    ARTICLE V
                   COVENANTS OF NJ INSTITUTIONAL SHAREHOLDERS


         A.       Covenants of NJ Institutional Shareholders.

                  1. For so long as any NJ Institutional Shareholder (as defined in Paragraph C. below) holds shares of the Corporation's Common Stock, it agrees and covenants to effect the following:

                           (a) if the only existing health benefits plan of the NJ Institutional Shareholder is self-insured or, if the NJ Institutional Shareholder is not a NJ Acute Care Institution (as defined in Paragraph C. below), the only existing health benefits plan of its affiliated NJ Acute Care Institution is self-insured, the NJ Institutional Shareholder or its affiliated NJ Acute Care Institution, as the case may be, shall offer a FOHP-NJ plan to its employees as its exclusive plan in accordance with a timetable determined by FOHP-NJ to be feasible, but in no event later than January 1, 1996;

                           (b) if the NJ Institutional Shareholder or, if the NJ Institutional Shareholder is not a NJ Acute Care Institution, its affiliated NJ Acute Care Institution, offers multiple non-union health plans, in addition to one or more self-insured plans, to its employees, the NJ Institutional Shareholder or its affiliated NJ Acute Care Institution, as the case may be, is obliged to offer a FOHP-NJ plan to its employees and fifty (50%) percent of such employees are required to be covered by a FOHP-NJ plan by January 1, 1996, and seventy-five (75%) percent of such employees are required to be covered by a FOHP-NJ plan by January 1, 1997; or


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                           (c) if the NJ Institutional Shareholder or, if the NJ
                           Institutional Shareholder is not a NJ Acute Care Institution, its affiliated NJ Acute Care
                           Institution, offers a plan to its employees pursuant to a collective bargaining agreement as well as other existing plans, the NJ Institutional Shareholder or its affiliated NJ Acute Care Institution, as the case may be, must (i) use its best efforts to offer a FOHP-NJ plan to its non-union employees on a non-exclusive basis, (ii) use its best efforts to qualify a FOHP-NJ plan as the union designated plan, and (iii) pay reasonable deductibles or other costs to qualify a FOHP-NJ plan as the union designated plan.

                  2. The provisions of Subparagraph 1. above shall terminate with respect to an individual NJ Institutional Shareholder on December 31, 1999; provided, however, that prior to an NJ Institutional Shareholder or its affiliated NJ Acute Care Institution offering to its employees any health benefits plan similar to a health benefits plan offered by FOHP-NJ,

                           (a) such NJ Institutional Shareholder shall provide prior written notice to FOHP-NJ of the material terms of any "Bona Fide Offer" offered by such other health benefits plan, and, in the event FOHP-NJ offers to provide to the employees of such NJ Institutional Shareholder or, if the NJ Institutional Shareholder is not a NJ Acute Care Institution, to the employees of its affiliated NJ Acute Care Institution, a FOHP-NJ plan containing terms at least as favorable in all material respects to the employees of the NJ Institutional Shareholder or its affiliated NJ Acute Care Institution, such NJ Institutional Shareholder or its affiliated NJ Acute Care Institution shall offer such FOHP-NJ plan to its employees on the same basis as it would be obligated under Subparagraph 1. above, and, provided further that,

                           (b) a "Bona Fide Offer" is an offer of a health benefits plan which is prepared with the objective of covering the offeror's (i) health care costs and administrative expenses in the case of risk products, and (ii) costs of performing administrative services and any risk assumed (e.g. reinsurance) in the case of self-funded products. An offer by any health benefits plan below the offeror's costs for the purpose of achieving market share increases shall not constitute a Bona Fide Offer.


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                  3. To the extent that an employee of a NJ Institutional
                  Shareholder or, if the NJ Institutional Shareholder is not a NJ Acute Care Institution, an employee of its affiliated NJ Acute Care Institution, resides outside New Jersey, such employee shall be counted in calculating the percentage of employees covered by a FOHP-NJ plan only to the extent that such employee is eligible for coverage by a FOHP-NJ plan.

         B. Corporation's Right to Repurchase. Notwithstanding anything contained herein to the contrary, in the event that either (i) an NJ Institutional Shareholder or its affiliated NJ Acute Care Institution, if any, fails to perform its obligations pursuant to Paragraph A. above, or (ii) during the period ending December 31, 1999, an NJ Institutional Shareholder or its affiliated NJ Acute Care Institution, if any, should fail to provide reimbursement rates (a) for in-patient visits at the lower of (1) the lowest rate of reimbursement received by such provider from nongovernmental payors for each line of business, or (2) the rate of reimbursement reflecting a reduction (compared to calendar 1996 rates) of five (5%) percent in in-patient costs, provided that such reduction is solely as a result of rate reductions and not through utilization or medical management efforts, and (b) for out-patient visits at the lower of (1) the lowest rate of reimbursement received by such providers from nongovernmental payors for each line of business, or (2) the rate of reimbursement reflecting a reduction (compared to calendar 1996 rates) of ten (10%) percent in out-patient costs, provided that such reduction is solely as a result of rate reductions and not through utilization or medical management efforts, then the Corporation shall have the right to purchase (but shall not be obligated to purchase), and the NJ Institutional Shareholder shall be obligated to sell to the Corporation at the Corporation's option, all or a portion of the Corporation's Common Stock held by the NJ Institutional Shareholder at a purchase price equal to the lowest of (i) the Book Value, (ii) the lowest shareholder equity reflected on the Corporation's quarter-end balance sheets during the period of noncompliance giving rise to the repurchase right, excluding any convertible debentures issued to FHS, prepared in accordance with generaly accepted accounting principles, divided by the number of outstanding shares of the Corporation's Common Stock on a fully diluted basis or (iii) the original purchse price paid by such NJ Institutional Shareholder for such shares of the Corporation's Common Stock. The Corporation shall have full discretion with respect to its election to exercise or not to exercise the foregoing rights of repurchase with respect to any given shareholder, taking into account any factors the Corporation deems appropriate relating to such shareholder's relationships with the Corporation or the Corporation's business or otherwise, and the Corporation's election to make or not to make a repurchase from one shareholder shall have no effect on the Corporation's election to make or not to make a repurchase from

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any other shareholder. Any amounts payable pursuant to this Paragraph B. shall be paid in cash within ninety (90) days from the date of purchase or, in the discretion of the Corporation, over a period of three (3) years in equal annual installments commencing one (1) year from the date of purchase with interest at the rate of seven (7%) percent per annum, accrued and payable annually.

         C. Definitions. For the purposes of this Article V: "NJ Acute Care Institution" shall mean a hospital or acute care institution, licensed by the New Jersey Department of Health, which has entered into a provider agreement with FOHP-NJ to provide health care services to the members of FOHP-NJ's health care benefits plans; and (4) "NJ Institutional Shareholder" shall mean any NJ Acute Care Institution or its affiliate which owns shares of the Corporation's Common Stock.

                                   ARTICLE VI
                              SHAREHOLDER MEETINGS

         A. General. Meetings of shareholders may be held outside the State of New Jersey, if the Corporation's By-laws so provide. The books of the Corporation may be kept (subject to any provisions contained in applicable law) outside the State of New Jersey at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

         B. Elections of Directors. Elections of directors need not be by ballot unless the By-laws of the Corporation shall so provide. Each shareholder of the Corporation entitled to vote at any election of directors of the Corporation shall have the right to cumulate votes and allocate to one candidate for such election a number of votes equal to the number of directors to be so elected multiplied by the number of votes to which the shares held by such shareholder are normally entitled, or to distribute such number of votes on the same principle among as many candidates for such election as the shareholder shall desire; provided, however, that no shareholder shall be entitled to cumulate votes with respect to any named candidate or candidates for director unless such candidate's name or candidates' names have been placed in nomination for such election in accordance with the Corporation's By-laws and such cumulation of votes complies with the terms of any agreement between the shareholder and the Corporation.


                                   ARTICLE VII
                                   AMENDMENTS

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by


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statute, this Certificate of Incorporation or the By-laws of the Corporation, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                  ARTICLE VIII
                               BOARD OF DIRECTORS

     The current Board of Directors of this Corporation consists of ten (10) directors and the names and addresses of the directors are:

Mr. Roger W. Birnbaum                    1460 Route 9 North
                                         Woodbridge, NJ  07095

Dr. John F. Bonamo                       94 Northfield Avenue
                                         West Orange, NJ  07052

Sister Jane Frances Brady                St. Joseph's Hospital and
                                         Medical Center
                                         703 Main Street
                                         Paterson, NJ  07503

Mr. Bruce G. Coe                         41 Lambert Lane
                                         Lambertville, NJ  08530

Mr. Christopher M. Dadlez                Monmouth Medical Center
                                         300 Second Avenue
                                         Long Branch, NJ  07740

Dr. Mark Engel                           733 North Beers Street
                                         Holmdel, NJ  07733

Dr. Thomas J. Feneran                    53 Nautilus Drive
                                         Manahawkin, NJ  08050

Mr. John Gantner                         Robert Wood Johnson University Hospital
                                         One Robert Wood Johnson Place
                                         New Brunswick, NJ  08903

Mr. Laurence M. Merlis                   Riverview Medical Center
                                         One Riverview Plaza
                                         Red Bank, NJ  07701

Dr. Om P. Sawhney                        1550 Park Avenue
                                         South Plainfield, NJ  07080




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                                   ARTICLE IX
                           REGISTERED OFFICE AND AGENT

         The address of the Corporation's registered office in the State of New Jersey is 820 Bear Tavern Road, 3rd Floor, West Trenton, New Jersey 08628, and the registered agent at such address is The Corporation Trust Company.

                                    ARTICLE X
                LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

         To the fullest extent permitted by the laws of the State of New Jersey, as they exist or may hereafter be amended, the directors and officers of the Corporation shall not be personally liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders, except that the provisions of this Article X shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law, or (c) resulting in receipt by such person of an improper personal benefit.

                                   ARTICLE XI
                              COMPLIANCE WITH LAWS

         Notwithstanding anything to the contrary contained herein or in the Corporation's By-laws, the Corporation shall at all times comply with the laws of the State of New Jersey applicable to the Corporation and its business.

                                   ARTICLE XII
                               DISSENTERS' RIGHTS

         In the event FHS elects to effect a merger involving the Corporation, as contemplated in Section 6.4(b) of the Amended and Restated Securities Purchase Agreement dated February 10, 1997, among the Corporation, FOHP-NJ and FHS, each and every shareholder of the Corporation shall be afforded the dissenters' rights provided under Chapter 11 of the New Jersey Business Corporation Act, regardless of whether such shareholders would otherwise have been entitled to such rights under the New Jersey Business Corporation Act.


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         IN WITNESS WHEREOF, FOHP, Inc. has caused this Amended and Restated
Certificate of Incorporation to be executed on the 17th day of April, 1997, by a duly authorized officer.

                                            FOHP, INC.


                                            By: /s/ Donald Parisi
                                               ---------------------------------
                                            Name: Donald Parisi
                                            Title: Acting President and
                                                   Chief Executive Officer

Filed By:
PAUL T. COLELLA, ESQ.
Giordano, Halleran & Ciesla, P.C.
125 Half Mile Road
Lincroft, New Jersey  07738







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